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                                  EXHIBIT 99.2

Lease dated September 11, 1980 by and between Gulf Oil Corporation and Crown Zellerbach Corporation relating to the Orange, Texas Plant (the rights and obligations of the lessee under the foregoing Lease have been assigned ultimately to Printpack, Inc.).






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                                   L E A S E

                                    PARTIES
     THIS INDENTURE OF LEASE made and entered into this 11th day of September, 1980, but effective as of January 1, 1981, by and between GULF OIL CORPORATION, a Pennsylvania corporation, having offices in the Two Houston Center, Ninth and Fannin, Houston, Texas (hereinafter called "Landlord"), and CROWN ZELLERBACH CORPORATION, a Nevada corporation, of One Bush Street, San Francisco, California (hereinafter called "Tenant").

                              W I T N E S S E T H:

     WHEREAS, the parties on July 1, 1966, entered into a certain lease relating to the leasing and construction by the Landlord for the Tenant of a plant located adjacent to the Landlord's plant at Orange, Texas; and

     WHEREAS, on October 26, 1973, the parties extended said lease effective as of January 2, 1975; and

     WHEREAS, the parties now desire to enter into a new lease effective as of January 1, 1981;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements of the parties herein set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                    PREMISES

     That the Landlord for and in consideration of the rents, covenants, agreements and conditions hereinafter mentioned, to be kept and performed by the Tenant, agrees to rent, lease and let, and by these presents does rent, lease and let unto the Tenant a tract of land, and the improvements thereon, in close proximity to Landlord's plant facility at Orange, Texas, which land is described as follows:

      Commencing at the point of intersection of the center lines of F.M.
      1006 Road and Foreman Road; thence South 564.0 feet to a point; thence West 20.0 Feet to the Westerly boundary of said Foreman Road and the True Point of Beginning; thence West 270.0 feet to a point; thence South 60.0 feet to a point; thence West 98.0 feet to a point; thence South 560.0 feet to a point; thence East 368.0 feet to a point on the Westerly line of Foremen Road; thence North 620.0 feet to the point of beginning, containing approximately 5.10 acres.

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                                   ARTICLE II
                                      TERM

     TO HAVE AND TO HOLD THE SAID PREMISES, together with all and singular the improvements, appurtenances, rights, privileges and easements thereunto belonging in any ways appertaining, unto the Tenant for a term of five (5) years, beginning upon January 1, 1981, and ending five (5) years thereafter. The term may be extended by Tenant pursuant to the options granted Tenant under
Article III herein.

                                  ARTICLE III
                                  OPTION TERMS

     Tenant may extend the term of this lease for three successive option terms of five years (5) each with the first of such terms commencing January 1, 1986. Each successive option shall be exercised by Tenant by written notice to Landlord given no later than sixty (60) days prior to the expiration of the preceding term. During any of the option terms Tenant may terminate this lease by giving six month's written notice to Landlord. Rental during the option term shall be as set forth in Article IV.

                                   ARTICLE IV
                                     RENTAL

     (a) Tenant covenants, stipulates and agrees to pay Landlord as rental for said demised premises during the primary term set forth in Article II a rental of sixteen thousand, seven hundred sixty three dollars and sixty cents ($16,763.60) per month payable on the first day of each month.

     Until the Tenant receives other instructions in writing from Landlord, Tenant shall pay all rentals under this lease to Landlord at the office of Landlord heretofore stated.

     (b) Rent during each option term shall be determined after exercise of the option by Tenant and prior to the commencement of the term and shall be the fair market rental value of the






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premises based on comparable properties with comparable leases.  If the parties are unable to agree on a fair market rental value the issue shall be settled by arbitration pursuant to Article XX.

     (c) During both the primary terms and any option term Tenant shall pay as additional rent the full amount of any taxes or assessments, general or special, paid by or charged to the Landlord in each year on the land, improvements and appurtenances leased hereunder, together with the cost to Landlord of fire and extended coverage insurance on the improvements as provided for in Article XI, provided, however, that Tenant shall have the right to contest the amount or method of valuation of any such tax or assessment in sufficient time to permit Tenant to contest the same if Tenant so desires. Landlord shall cooperate in any such contest by Tenant provided that Tenant shall bear the entire expense and shall reimburse Landlord for any cost it incurs because of such contest.

                                   ARTICLE V
                                QUIET POSSESSION

     Landlord further covenants and warrants that if Tenant shall discharge the obligations herein set forth to be performed by Tenant, Tenant shall have and enjoy the quiet and undisturbed possession of the demised premises, together with all appurtenances appertaining or appendant thereto, subject to Landlord's termination rights as hereinafter set forth.

                                   ARTICLE VI
                                USE OF PREMISES

     The Tenant agrees, and it is a condition hereof, that the leased premises shall be used by Tenant only for manufacturing, storage and distribution of products manufactured, stored or distributed by Tenant and its subsidiaries and any related activities. In the event of an assignment of this lease pursuant to Article XIV, this clause shall be modified to correspond to the business of the assignee so long as the assignee's projected use is compatible with the premises.






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                                  ARTICLE VII
                                    FIXTURES

     The Tenant may, on the termination of this lease, remove from said premises any fixtures, furnishings and other equipment which Tenant may have installed at its own expense or otherwise supplied during the Tenants occupancy of said premises. Landlord may at his option require removal of fixtures on termination where Tenant would not otherwise remove fixtures. Tenant agrees to repair any damage that may be done to the demised premises resulting from the removal of such furnishings, fixtures and other equipment.

                                  ARTICLE VIII
                                   UTILITIES

     Tenant shall pay all charges for gas, electricity and other utilities used on said premises during this lease. However, where Landlord is able so to do, Landlord shall have the right to furnish any such utilities to Tenant and Tenant shall reimburse Landlord monthly, for Landlord's cost in providing such utilities.

                                   ARTICLE IX
                                 REPAIR CLAUSE

     Except as otherwise specifically provided in Article X, Tenant shall maintain in good condition and repair the entire leased premises during the term of this lease. In the event, however, that any loss or damage not included under the provisions of Article X is insured under the terms of Landlord's fire and extended coverage insurance, then the repairs shall be made by Landlord only to the extent of the actual insurance recovery by the Landlord. Tenant agrees and covenants that it will not permit waste in or on the premises, that it will not load the floors or other structural supports in the building in excess of the loading capacity for which the building was designed, and Tenant shall keep the entire premises in good and safe condition and clear of rubbish and fire hazards.






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                                   ARTICLE X
                               FIRE AND CASUALTY

     In the event the premises shall during the term of this lease be damaged or destroyed by fire or other casualty, the peril of which is reasonably insurable by Landlord, Landlord shall and will forthwith proceed with due diligence to repair and/or rebuild the same, to substantially the same condition as prior to such damage.

     In the event the premises are damaged by a casualty not reasonably insurable by Landlord, and the cost of repair thereof is $50,000 or less, then Landlord shall repair and restore the premises, in which event this lease shall remain in full force and effect; provided that Landlord shall not be required to effect such repair and restoration if such casualty shall occur during the last year of the lease. It is further provided that in the event the premises are damaged by a casualty not reasonably insurable, and the cost of repair thereof exceeds $50,000.00, then either party hereto shall have the right to require that the premises be repaired and restored and the cost thereof shall be equally shared by both landlord and Tenant, in which event this lease shall remain in full force and effect. In such event the party hereto desiring that such repair and restoration be made shall give written notice thereof to the other party within thirty (30) days after the casualty. The actual repair and restoration, in such event, shall be made by Landlord, and Tenant shall advance its share thereof to Landlord as repair and restoration progresses. If during the last year of this lease the premises are "totally destroyed" by a casualty not reasonably insurable by the Landlord, and the total cost of restoring the same is in excess of $1,000,000, then the Tenant, at its option, either may cancel by such written notice the lease without penalty or pay one-half (1/2) of the cost to rebuild the facility, in which event Landlord shall be required to restore and repair the premises, and the lease shall remain in full force and effect. "Totally destroyed" as used in this paragraph shall mean damage, the repair or restoration of which shall cost eighty percent (80%) or more of the original cost of the leased premises exclusive of land.





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     During any period of restoration provided for herein and until the premises are put in good and tenantable order, the rentals or a fair and just proportion thereof, according to the nature and extent of the damage sustained, and the tenantability of the premises, shall, until said premises are restored, be suspended and cease, and if Tenant shall have paid rent in advance, Landlord shall immediately pay to Tenant an amount equal to that portion of the rent so paid in advance, payment of which is suspended.

     All casualties, and only such, for which coverage is available in normal fire and extended coverage insurance policies in the area where the demised premises are located shall be deemed "reasonably insurable casualties," including but not by way of limitation, fire, explosion (other than nuclear explosions), tornado or other windstorm, hail, lightning, riot and civil commotion, vandalism, malicious mischief, falling aircraft, items falling from aircraft, and excluding flood, earthquake, nuclear explosion, war or war-like action in time of peace, including action in combating or defending against actual, impending or expected attack.

                                   ARTICLE XI
                              LANDLORD'S INSURANCE

     Landlord shall keep, during the term or extended term of the lease, the building on the demised premises insured against loss or damage by fire and extended coverage insurance insuring Landlord against loss from reasonably insurable casualties as above defined in Article V, to the extent of at least ninety percent (90%) of the replacement cost value thereof including a deductible per occurrence of not more than $1,000,000. All such policies of insurance shall waive right of subrogation in favor of Tenant. Landlord shall have the exclusive right to make all settlements thereunder and to receive and receipt for all payments made thereunder, and all such payments shall belong solely to Landlord. Tenant shall not be responsible or liable for damage to the leased premises caused by a reasonably insurable casualty as above defined even though occasioned by the negligence of Tenant.






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                                  ARTICLE XII
                                  ALTERATIONS

     Tenant shall make no significant changes, alterations or additions in and to the leased premises without the written consent of the Landlord, which consent will not be unreasonably withheld. Any change, alteration or addition made by the Tenant to the leased premises shall become the property of the Landlord and shall be considered as a part of the herein demised premises.

                                  ARTICLE XIII
                                     SIGNS

     Tenant shall have the right to place a sign or signs on the exterior of the building or in the landscaped area of the premises providing such sign shall be a designation or advertisement pertaining only to the general business of Tenant.

                                  ARTICLE XIV
                            ASSIGNMENT OR SUBLETTING

     This lease may not be assigned or sublet by the Tenant without the consent of the Landlord. In the event of such assignment or subletting, the Tenant shall be responsible for the terms and conditions of this lease and the performance thereof, and shall not be released therefrom. Lessor shall have the right to refuse any sublease or assignment without cause provided that in the event of such refusal Tenant may terminate this lease without any further liability on its part.

                                   ARTICLE XV
                                 DEFAULT CLAUSE

     If the Tenant should default in the payment of any rent herein reserved or in the performance of any of its obligations under this lease, and if the Landlord should give to the Tenant notice in writing of such default and the Tenant should fail to cure the default with thirty (30) days after the date of receipt of such notice, or if the default should be of such a character as to require more than thirty (30) days to cure and the Tenant should fail to use reasonable diligence in curing






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such default, then and in an such event, the Landlord may, at Landlord's option, terminate this lease. In the event (a) Tenant should cease its operations on the leased premises for a period of six (6) months, or (b) Tenant should abandon the leased premises, then Landlord may, at its election terminate this lease by written notice thereof to Tenant; provided, however, should Tenant's cessation of operations be due to Acts of God, strikes, war, force majeure, or other causes beyond the control of Tenant, then unless said termination is authorized by other provisions of this lease) during such period of cessation, so caused, Landlord may not cancel this lease. Upon such termination hereinabove described, Landlord may re-enter the leased premises without further notice or demand without being in any manner liable therefor, and Landlord may hold the leased premises free from any further liability on the part of Landlord hereunder, except such liability as may have arisen theretofore, or Landlord may enter the leased premises as aforesaid and, as agent of tenant, re-let the same for the balance of the term of this lease, or for a shorter or a longer term, and may receive the rent therefore, applying the same, first to the payment of the expense of such re-letting and second to the payment of rent due and to become due by these presents, tenant remaining liable for and agreeing hereby to pay any deficiency. The filing of any petition in bankruptcy or insolvency, or for reorganization under the Bankruptcy Act, either by or against Tenant or anyone claiming under Tenant, or an assignment for the benefit of creditors by Tenant or anyone claiming under Tenant, unless the foregoing events be vacated, canceled or nullified within a period of sixty (60) days, shall constitute a breach of this lease, and Landlord shall forthwith on such breach be entitled to collect damages therefor as provided by law, and, in addition thereto, Landlord shall have the rights of termination and re-entry as hereinbefore set forth. If the Landlord should default in the performance of any of its obligations under this lease, and if Tenant should give to the Landlord notice in writing of such default and the Landlord should fail to cure the default within thirty (30) days after the date of receipt of such notice, or if the default should be of such character as to require more than thirty (30) days to cure and the Landlord should fail to use






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reasonable diligence in curing such default, then and in any such event, the
Tenant may, at Tenant's option, terminate this lease without any penalty.

                                  ARTICLE XVI
                          HOLD HARMLESS AND LIABILITY

     Tenant agrees to indemnify and hold harmless the Landlord from all claims and causes of action for damage to property or injury to person or persons occurring in, on or about the leased premises or arising out of the use and operation of the leased premises by the Tenant.

                               TENANT'S INSURANCE

     Tenant agrees to maintain in effect during the term of This lease the following insurance:

     Workers Compensation as required by the laws of the State of Texas. Such Insurance shall contain a waiver of subrogation in favor of Landlord.

     Comprehensive General Liability Insurance naming the Landlord as an additional insured for limits not less than $500,000 each person and $1,000,000 each occurrence as respects Property Damage.

     Should Tenant maintain physical damage insurance on its machinery, equipment, supplies and inventories as well as all other property on the leased premises, such insurance shall include a waiver of subrogation in favor of Landlord.

     Certificates evidencing the above insurance shall be furnished Landlord and shall provide for at least ten (10) days' prior written notice as respects cancellation or material change therein.

     Tenant may comply with the provisions of this paragraph by providing Landlord with evidence satisfactory to Landlord of Tenant's capacity to self insure.

                                  ARTICLE XVII
                                    NOTICES

     All notices under this lease shall be in writing and shall be sent to the respective party by registered United States Mail, postage prepaid, and notice to the Landlord shall be addressed to Landlord at the address heretofore stated and to Tenant at the address heretofore stated. The






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respective parties may change the address to which they desire notices be sent by written notice to the other party. Notices shall be deemed to have been delivered as of the time they are deposited in the United States Mail as aforesaid.

                                 ARTICLE XVIII
                                   INSPECTION

     Landlord reserves the right to enter into and upon the leased premises at all times for the purpose of inspection, compliance with government regulations or requests, preservation of the property, and for any other reason not unreasonably in conflict with Tenant's use of the premises. Tenant shall comply with all federal, state, and local statutes, regulations, ordinances, and other laws.

                                  ARTICLE XIX
                      UTILITIES AND ADDITIONAL USE THEREOF

     Landlord has caused to be constructed and brought into the leased premises railroad trackage, the necessary water and stream lines, sewer pipes, gas mains, and other necessary utilities. Tenant's right to the use thereof shall be in common with Landlord or any other tenant or customer of Landlord and Landlord reserves the right to itself, its agents and employees to connect into or attach to or extend and utilize any of the aforesaid utilities and facilities, together with the right to enter into and upon the leased premises for such purposes and the maintenance or relocation thereof.

     The repair and maintenance of such utilities shall be done by Landlord at its cost, and Tenant expressly waives any liability on the part of Landlord for the manner or means of making any repairs or maintenance thereof; provided that no additional use thereof shall be commenced after the commencement of the term of this lease which will under normal conditions interfere with the use thereof by the Tenant reasonably foreseeable at such date, and in no event shall Landlord be liable to Tenant for the failure of the operation of any of such utilities. All cost of repair and maintenance shall be borne by Tenant, except in the event the utility is being utilized by others






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including Landlord, whose continued use thereof requires such maintenance and repairs, then Tenant shall bear such part of the costs as Tenant's use of such utility bears to the combined usage of Tenant and such other user or users.

                                   ARTICLE XX
                                  ARBITRATION

     It is further agreed by and between the parties that any dispute or difference arising between the parties relative to the determination of the rents, the obligations hereunder or the terms hereof, shall be settled by arbitration. When such arises, either party shall have the right to notify the other party in writing of its desire for arbitration and the nature of the question to be arbitrated, and within ten (10) days after the receipt by such other party of the notice of arbitration, each party shall appoint an arbitrator qualified in the field to be arbitrated, and notice of such appointment shall be given the respective party by the party making the appointment. The arbitrators so appointed shall select a third similarly qualified arbitrator, and the three arbitrators shall thereafter determine and decide the question in dispute. A majority decision shall be final and binding upon the respective parties hereto. In the event either party fails to appoint an arbitrator as herein provided for, then the decision of the arbitrator appointed shall be binding upon the parties.

                                  ARTICLE XXI

     It is further hereby expressly agreed and understood that all covenants, agreements, provisions and conditions of this lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The lease agreement shall be governed by and construed under the laws of Texas.

                                  ARTICLE XXII
                           HAZARDOUS WASTE ACTIVITIES

     Tenant shall at all times during the term of this lease, comply with all of the requirements of the Resource Conservation and Recovery Act and all regulations derived therefrom relating to the storage, treatment or disposal of hazardous waste on the premises. Tenant agrees to indemnify






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Landlord for all claims and suits, of whatever nature associated with the storage, treatment, disposal or use of any hazardous chemical or substance by Tenant.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this lease to be duly executed the day and year first above written.



                                    GULF OIL CORPORATION

ATTEST:                             By: /s/
                                       -------------------------------------
----------------------------------     President, Gulf Oil Chemicals Company


ATTEST:                             CROWN ZELLERBACH CORPORATION

/s/ J.K. Cadagan                    By:   /s/ A.G. Resnick
----------------------------------     -------------------------------------
J. K. Cadagan, Assistant Secretary     A. G. Resnick, Vice President









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